Targeted Genetics’ Board of Directors Appoints B.G. Susan Robinson, President and CEO, as Director

- H. Stewart Parker Resigns from the Company’s Board of Directors -

SEATTLE, Wash., November 17, 2008— Targeted Genetics Corporation (NASDAQ:TGEN) today announced that its Board of Directors appointed B.G. Susan Robinson, President and Chief Executive Officer, as a member of the Board of Directors effective November 14, 2008. Separately, the Board accepted the resignation of H. Stewart Parker as a Director effective November 14, 2008.

As previously announced on November 10, 2008, the Board of Directors appointed Ms. Robinson as president and chief executive officer of the Company and Ms. Parker resigned from her position as the president and chief executive officer of Targeted Genetics, both effective November 6, 2008. Ms. Parker began her service as a director of Targeted Genetics in 1989.

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development of innovative, targeted molecular therapies for the prevention and treatment of acquired and inherited diseases with significant unmet medical need. Targeted Genetics' proprietary Adeno-Associated Virus (AAV) technology platform allows it to deliver genes that encode proteins to increase gene function or RNAi to decrease or silence gene function. Targeted Genetics' product development efforts target inflammatory arthritis, AIDS prophylaxis, congestive heart failure, Huntington's disease and Leber's congenital amaurosis. To learn more about Targeted Genetics, visit Targeted Genetics' website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations and its business strategy and product development, including statements regarding the Company's ability to extend its cash horizon, advance its platform and product pipeline and create value from its product candidates and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not be able to raise capital or secure other financial resources in the near term, the risk that the Company's research and development programs are not successful or are delayed or terminated, the risk that payments anticipated by the Company under product development collaborations and contracts are not earned or received when expected or at all, and the risk that the Company will not be able to maintain its listing on the NASDAQ Capital Market , as well as other risk factors described in its filings with the Securities and Exchange Commission (SEC), including in "Item 1A. Risk Factors" in the Company’s most recent quarterly report on Form 10-Q for the quarter ended September 30, 2008 filed with the SEC. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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Media Contact:
Stacie D. Byars
WeissComm Partners
206.660.2588
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